Exhibit 6

JOINT FILING AGREEMENT

        The undersigned parties hereby agree that this Schedule 13D filed herewith relating to the ordinary shares, par value NIS 1.0 per share, of Retalix Ltd. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: September 10, 2009

/s/ Boaz Dotan —————————————— Boaz Dotan

/s/ Eli Gelman —————————————— Eli Gelman

/s/ Nehemia Lemelbaum —————————————— Nehemia Lemelbaum

/s/ Avinoam Naor —————————————— Avinoam Naor

/s/ Mario Segal —————————————— Mario Segal

M.R.S.G. (1999) Ltd. By: /s/ Mario Segal —————————————— Name: Mario Segal Title: Authorized Signatory